Exhibit 99.1

Bellerophon Reports First Quarter 2017 Financial Results
and Provides Business Update

Warren, NJ, May 15, 2017 -Bellerophon Therapeutics Inc. (Nasdaq: BLPH), a clinical-stage biotherapeutics company, today provided a business update and reported financial results for the first quarter ended March 31, 2017.

“Overall progress in our ongoing clinical programs has been encouraging and I am pleased with data recently reported in both PAH and in pulmonary hypertension associated with idiopathic pulmonary fibrosis (PH-IPF). We look forward to the presentation of the Phase 2 PH-IPF study at the American Thoracic Society (ATS) International Conference on May 21st,” stated Fabian Tenenbaum, Chief Executive Officer of Bellerophon Therapeutics. “There are currently no therapies to treat pulmonary hypertension in IPF and we believe that inhaled nitric oxide delivered by means of the INOpulse® delivery system is uniquely positioned to provide targeted delivery without the systemic concerns of other therapies. In addition, we expect to communicate the results of our Phase 2 trials for INOpulse therapy to treat pulmonary hypertension associated with chronic obstructive pulmonary disease (PH-COPD) around mid 2017.”

“We were encouraged with the results of the recent investigator-initiated study of patients with PAH, which suggested that pulsed inhaled nitric oxide, as delivered by our INOpulse device, may have an important role in blunting pulmonary pressures both with and without exercise in PAH,” added Mr. Tenenbaum. “Bellerophon’s progress toward our clinical and regulatory goals is positive news for the many patients who continue to suffer from poor outcomes with currently available treatments for PAH or with unmet medical needs in PH-IPF and PH-COPD.”

 Key Highlights for the First Quarter of 2017 and Business Update:

•
The U.S. Food and Drug Administration (FDA) accepted modifications proposed by the Company to its Phase 3 program for INOpulse® in the treatment of PAH. Under the newly modified accelerated Phase 3 program, the INOvation-1 study, together with a second confirmatory randomized withdrawal study can serve as the two adequate and well-controlled studies to support a New Drug Application (NDA) filing for INOpulse in PAH. The randomized withdrawal study will recruit approximately 40 patients directly from the INOvation-1 study, thereby eliminating the need for recruiting additional patients. The accelerated program eliminates the need for a second standalone Phase 3 study, resulting in significant reduction in overall cost and development time, including reducing the total planned patient enrollment from 470 subjects to 188 subjects.

•
The Company’s Phase 3 PAH study, INOvation-1, continues to progress with approximately 90 clinical sites initiated in 14 countries. An interim read-out of the Phase 3 PAH trial is planned when 16-week data is available on 75 patients, which is targeted around the end of 2017 and topline results are targeted in mid-2018.

•
Clinical data from an investigator-initiated study of INOpulse in patients with PAH were featured in a poster presentation at the International Society for Heart and Lung Transplantation (ISHLT) on April 6th. According to investigators, the study reinforced existing knowledge and provided real world information that suggests pulsed inhaled nitric oxide, as delivered by the iNO pulse device, may have an important role in blunting pulmonary pressures both with and without exercise in PAH.

•
The company announced that it will present new clinical data from its Phase 2 study evaluating the use of INOpulse in idiopathic pulmonary fibrosis patients with pulmonary hypertension (PH-IPF) at the American Thoracic Society (ATS) International Conference on May 21st. Results from this study demonstrated that iNO allows selective vasodilation to the well-functioning parts of the lung to improve hemodynamic measures as well as exercise capacity. Key findings of the study included:

•	Clinically important improvements seen acutely and at 4 weeks in both hemodynamics and exercise capacity in all patients.

•	Hemodynamics, as determined by reduction in systolic pulmonary arterial pressure (sPAP), showed improvement in all patients with an average reduction of 14% compared to baseline.

•	Dose titration suggested that the iNO 30 dose can safely provide clinically relevant reduction in sPAP.

•	The 6-minute walk distance increased on average 75 meters from baseline after 4 weeks of chronic use of INOpulse therapy.

•	Improved oxygenation during the 6 minute walk test provides supportive evidence of targeted vasodilation and improved ventilation and perfusion (V/Q) matching.

•
Detailed study data, including for the composite endpoints and respiratory imaging, will be presented in the poster at the ATS meeting. The next step in this clinical program will be to conduct a larger, controlled Phase 2b study to inform the design of a pivotal Phase 3 trial.

•
Continued progress on the company’s Phase 2 chronic treatment trial for the INOpulse therapy to treat pulmonary hypertension associated with chronic obstructive pulmonary disease, or PH-COPD, to evaluate the potential benefit of chronic treatment. This study follows positive results from the Company’s Phase 2a study and proof-of-mechanism work in PH-COPD. The results of this trial are expected in mid-2017.

•
Subsequent to the end of the first quarter, on May 10, 2017, the Company announced a registered direct offering of common stock shares and warrants to a single institutional investor with gross proceeds of $3.0 million and estimated net proceeds of $2.7 million.

First Quarter 2017 Financial Results

For the first quarter ended March 31, 2017, the Company reduced its loss from operations to $4.8 million from $7.1 million in the first quarter of 2016, a decrease of 33 percent.

Research and development expenses for the first quarter of 2017 were $3.3 million as compared to $5.1 million in the first quarter of 2016, a decrease of 35 percent. The lower expenditures were primarily associated with the completion of the PAH Phase 2 clinical trial in 2016.

General and administrative expenses for the first quarter of 2017 were $1.4 million, a decrease of 27 percent from $2.0 million in the first quarter of 2016, primarily due to reduction in personnel costs, including franchise taxes and consulting costs.

Net loss for the first quarter of 2017 included a change in fair value of common stock warrant liability of $14.4 million. There was no change in fair value of common stock warrant liability for the first quarter of 2016 as the warrants were issued in November 2016.

Net loss per share was $0.60 in first quarter of 2017 compared to $0.54 net loss per share in the prior year period.

At March 31, 2017, the Company had cash and cash equivalents, restricted cash and marketable securities of $17.1 million compared to cash and cash equivalents, restricted cash and marketable securities of $20.5 million at December 31, 2016.

As of March 31, 2017, the Company had $6.2 million in prepayments of research and development expenses related to its amended drug supply agreement with Ikaria and its clinical research organization for INOvation-1 study. The corresponding prepayments balance as of December 31, 2016 was $7.2 million.

The Company believes that as of March 31, 2017, it has sufficient funds, together with funds that will become available under the May 2017 direct offering and along with financing alternatives available to the Company, to satisfy its operating cash needs for at least the next 12 months.

About Bellerophon

Bellerophon Therapeutics is a clinical-stage biotherapeutics company focused on developing innovative therapies at the intersection of drugs and devices that address significant unmet medical needs in the treatment of cardiopulmonary diseases. The Company is currently developing three product candidates under its INOpulse program, a proprietary pulsatile nitric oxide delivery system. The first is for the treatment of pulmonary arterial hypertension (PAH), for which the Company has commenced Phase 3 clinical trials in 2016. The second is for the treatment of pulmonary hypertension associated with chronic obstructive pulmonary disease (PH-COPD) and the third candidate is for the treatment of pulmonary hypertension associated with Idiopathic Pulmonary Fibrosis (PH-IPF), both of which are in Phase 2 development. For more information, please visit www.bellerophon.com.

Forward-looking Statements

Any statements in this press release about Bellerophon’s future expectations, plans and prospects, including statements about the clinical development of its product candidates, regulatory actions with respect to the Company’s clinical trials and expectations regarding the sufficiency of the Company’s cash balance to fund clinical trials, operating expenses and capital expenditures, and other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties inherent in the initiation of future clinical trials, availability and timing of data from ongoing and future clinical trials and the results of such trials, whether preliminary or interim results from a clinical trial will be predictive of the final results of that trial or whether results of early clinical trials will be indicative of the results of later clinical trials, expectations for regulatory approvals, the FDA’s substantial discretion in the approval process, availability of funding sufficient for our foreseeable and unforeseeable operating expenses and capital expenditure requirements and other factors discussed in the “Risk Factors” section of the Company’s most recent filings with the Securities and Exchange Commission. In addition, any forward-looking statements included in this press release represent Bellerophon’s views only as of the date of this release and should not be relied upon as representing the Company’s views as of any subsequent date. The Company specifically disclaims any obligation to update any forward-looking statements included in this press release.

Contacts
At Bellerophon:                    At LifeSci Advisors:
Fabian Tenenbaum, Chief Financial Officer        Bob Yedid
(908) 574-4767                    (646) 597-6989
bob@lifesciadvisors.com

Bellerophon Therapeutics Inc.

Consolidated Balance Sheet
(unaudited, in thousands except share and per share data)

	March 31, 2017	December 31, 2016

Assets
Current assets:
Cash and cash equivalents	$13,539	$14,453
Restricted cash	150	150
Marketable securities	3,113	5,571
Prepaid expenses and other current assets	6,442	6,331
Total current assets	23,244	26,505
Restricted cash, non-current	307	307
Other non-current assets	909	1,491
Property and equipment, net	1,300	1,399
Total assets	$25,760	$29,702
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,944	$2,807
Accrued research and development	1,183	2,573
Accrued expenses	717	922
Due to Ikaria, Inc.	216	193
Total current liabilities	6,060	6,495
Common stock warrant liability	18,900	5,215
Total liabilities	24,960	11,710
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value per share; 125,000,000 shares authorized, 32,988,683 and 31,702,624 shares issued and outstanding at March 31, 2017 and December 31, 2016, respectively	330	317
Preferred stock, $0.01 par value per share; 5,000,000 share authorized, zero shares issued and outstanding at March 31, 2017 and December 31, 2016	0	0
Additional paid-in capital	144,105	142,167
Accumulated other comprehensive income (loss)	0	0
Accumulated deficit	(143,635)	(124,492)
Total stockholders’ equity	800	17,992
Total liabilities and stockholders' equity	$25,760	$29,702

BELLEROPHON THERAPEUTICS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands except share and per share data)

	Quarter Ended March 31,
	2017	2016
Operating expenses:
Research and development	$3,337	$5,113
General and administrative	1,446	1,976
Total operating expenses	4,783	7,089
Loss from operations	(4,783)	(7,089)
Change in fair value of common stock warrant liability	(14,387)	0
Interest income	27	30
Loss before taxes	(19,143)	(7,059)
Income tax benefit	0	0
Net loss	$(19,143)	$(7,059)
Weighted average shares outstanding:
Basic and diluted	31,934,253	13,053,007
Net loss per share:
Basic and diluted	$(0.60)	$(0.54)